  Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-267080
PROSPECTUS
2,425,000 Shares of Class A Common Stock
Common Stock Offered by the Selling Shareholder

This prospectus relates to the issuance by us of an aggregate of up to 2,425,000 shares of Class A common stock, $0.0001 par value per share, of LiveVox Holdings, Inc. (the “Common Stock”) for resale by the selling shareholder identified in this prospectus, including its permitted transferees (the “Selling Shareholder”). We will not receive any proceeds from the sale of the shares of Common Stock offered by this prospectus, however, we have agreed to pay the registration expenses relating to such shares of Common Stock.
We have agreed, pursuant to a finders agreement that we have entered into with the Selling Shareholder, to bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our Common Stock.
The Selling Shareholder identified in this prospectus may offer the shares of Common Stock from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of Common Stock may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For additional information on the Selling Shareholder, and the times and manner in which it may offer and sell the shares of Common Stock under this prospectus, see the sections entitled “Selling Shareholder” and “Plan of Distribution” in this prospectus.
Our Common Stock, Public Warrants and Units are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “LVOX”, “LVOXW” and “LVOXU”, respectively. As of September 1, 2022, the last reported sales price of our Common Stock was $2.38 per share, the last reported sales price of our Public Warrants was $0.20 per warrant and the last reported sales price of our Units was $2.56 per unit.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus and in any applicable prospectus supplement.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2022

i

INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 11, 2022 (our “Annual Report”);

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Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022 and for the quarter ended June 30, 2022, filed on August 9, 2022 (our “Quarterly Reports”);

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Our Current Reports on Form 8-K, filed on (i) March 10, 2022 (excluding Item 2.02 and Exhibit 99.1 thereof), (ii) May 10, 2022 (excluding Item 2.02 and Exhibit 99.1 thereof);(iii) June 16, 2022; and (iv) August 9, 2022 (excluding Item 2.02 and Exhibit 99.1 thereof); and

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The description of our registered securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.
Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.livevox.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
LiveVox Holdings, Inc.
655 Montgomery Street, Suite 1000
San Francisco, CA 94111
(415) 671-600

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Shareholder may, from time to time, sell the shares of Common Stock offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholder of the shares of Common Stock offered by it described in this prospectus.
Neither we nor the Selling Shareholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or an additional post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, in this prospectus:
“AI” means artificial intelligence.
“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company.
“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement entered into at the closing of the Business Combination by the Company, Ms. Briscoe and Messrs. Gauthier and Turner, the SPAC Sponsor and the LiveVox Stockholder.
“Board” or “Board of Directors” means the board of directors of the Company.
“Business Combination” means the transactions contemplated by the Merger Agreement, which included: (i) the merger of First Merger Sub with and into LiveVox, with LiveVox continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company as a consequence; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity.
“CCaaS” means cloud-hosted Contact Center as a Service.
“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.
“Company,” “LiveVox,” “we,” “us” and “our” mean LiveVox Holdings, Inc., a Delaware corporation.
“Crescent” means Crescent Acquisition Corp, a Delaware corporation and blank check company.
“Crescent Capital” Crescent Capital Group Holdings LP, a Delaware limited partnership and an affiliate of the SPAC Sponsor.
“CRM” means customer relationship management, a system that centralizes and standardizes key customer interactions and data into a single database, creating unified customer profiles with insight across the entire customer journey.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Merger” means the merger of First Merger Sub with and into LiveVox, with LiveVox continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company.
“First Merger Sub” means Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of the Company.
“Finders Agreement” means the Finders Agreement, dated as of January 13, 2021, by and between Crescent and Neuberger Berman BD LLC, a Delaware limited liability company, as amended by that First Amendment to the Finders Agreement, dated as of June 17, 2021.
“IPO” means the Company’s initial public offering, consummated on March 12, 2019, through the sale of 25,000,000 Units at $10.00 per Unit.
“LiveVox Stockholder” or “LiveVox TopCo” means LiveVox TopCo, LLC, a Delaware limited liability company and the sole stockholder of LiveVox Common Stock and preferred stock as of immediately prior to the effective time of the First Merger.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 13, 2021, by and among the Company, First Merger Sub, Second Merger Sub, LiveVox and GGC Services Holdco, Inc., a Delaware corporation, solely in its capacity as the representative, agent and attorney-in-fact of the stockholders of LiveVox thereunder.

“Nasdaq” means The Nasdaq Global Select Market.
“PIPE Investors” means the investors who are parties to Subscription Agreements, pursuant to which such investors have collectively subscribed for 7,500,000 shares of Common Stock for an aggregate purchase price of $75,000,000 in cash in private placements closed immediately prior to the Business Combination.
“PIPE Shares” means an aggregate of 7,500,000 shares of Common Stock issued to the PIPE Investors.
“Public Warrants” means the 12,499,995 Warrants that were issued as part of our Units in our IPO, each of which is exercisable for one share of Common Stock, in accordance with their terms.
“SEC” means the United States Securities and Exchange Commission.
“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company.
“Second Merger” means the merger of the Surviving Corporation with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity as part of the Business Combination.
“Securities Act” means the Securities Act of 1933, as amended.
“SPAC Sponsor” means CFI Sponsor LLC, a Delaware limited liability company.
“Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 13, 2021, between the Company and the PIPE Investors.
“Surviving Corporation” means the surviving corporation resulting from the First Merger.
“Transfer Agent” means Broadridge Issuer Corporate Solutions, Inc. as the Company’s transfer agent.
“Units” mean units of the Company, each consisting of one share of Common Stock and one-half of one Warrant.
“Warrant Agent” means Broadridge Issuer Corporate Solutions, Inc. as the Company’s warrant agent.
“Warrants” means the Forward Purchase Warrants and the Public Warrants.
“WFO” means workforce optimization, a suite of tools and analytics designed to improve contact center operations, productivity, compliance, and overall customer satisfaction.

v

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this prospectus, regarding the future financial performance of LiveVox, as well as its strategy, future operations, future operating results, financial position, expectations regarding revenue, losses, and costs, prospects, plans and objectives of management are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus are subject to risks and uncertainties that may include, for example:
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the business, operations and financial performance of the Company, including market conditions and global and economic factors beyond the Company’s control, such as a tight labor market and the invasion of Ukraine by Russia;

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the impact of COVID-19 and related changes in base interest rates, constraints in supply chain, inflationary pressures and significant market volatility in the Company’s business, our industry and the global economy;

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the high level of competition in the cloud contact center industry and the intense competition and competitive pressures from other companies in the industry in which the Company operates;

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the effect of legal, tax and regulatory changes;

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the Company’s ability to maintain its listing on Nasdaq, including inability to comply with the requirement that the bid price for the Class A common stock be above $1.00 for a period of 30 consecutive trading days;

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the Company’s ability to raise financing or complete acquisitions in the future;

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the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

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the future financial performance of the Company;

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the outcome of any legal proceedings that may be instituted against the Company;

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reliance on information systems and the ability to properly maintain the confidentiality and integrity of data;

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the occurrence of cyber incidents or a deficiency in cybersecurity protocols; and

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the ability to obtain third-party software licenses for use in or with the Company’s products.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other risk factors included herein. Forward-looking statements reflect current views about LiveVox’s plans, strategies and prospects, which are based on information available as of the date of this prospectus. Except to the extent required by applicable law, LiveVox undertakes no obligation (and expressly disclaims any such obligation) to update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
Business Overview
LiveVox is a next generation, cloud-based contact-center-as-a-service (“CCaaS”) platform focused on deployments in both mid-market and enterprise organizations. Our mission is to help contact centers maximize their performance by seamlessly integrating omnichannel communications (voice, email, chat, SMS, etc.), artificial intelligence (“AI”), customer relationship management (“CRM”) and workforce optimization (“WFO”), in an easy-to-implement and easy-to-optimize platform. Built on a scalable, public cloud infrastructure, LiveVox can serve as a self-contained, out-of-the-box solution, or as a foundational platform that connects to other services through application programming interfaces (“APIs”). Facilitating more than 14 billion transactions annually, we have built a differentiated approach to the contact center software market, complemented by an attractive financial model.
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Large and growing CCaaS market opportunity:   The contact center market is in the early stages of a shift to cloud-based solutions and we estimate that the vast majority of call center agents are not using cloud-based solutions today. Various trends are driving this transition, including digital transformation, the automation of manual contact center labor, and the need for AI-enabled analytics to support omnichannel workflows and agents. We estimate the contact center market to be approximately $27 billion for 2021, of which approximately $4 billion is comprised of cloud-based solutions. LiveVox and other industry sources estimate the total spend of this market to reach approximately $83 billion by 2030. As enterprises continue to execute on their digital transformation strategies, we believe we are well positioned to capture a meaningful amount of this growth as we increase our investment in sales and marketing to educate more potential customers about our platform.

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Differentiated product:   We offer a cloud-based, enterprise-focused contact center solution. The LiveVox Platform consists of innovative cloud-based AI and omnichannel offerings, anchored by its native CRM solution. Our products are designed to enable customers to remove legacy technology barriers and accelerate adoption of cloud-based solutions, regardless of their digital transformation journey status. Our platform is configured with features and functionalities as well as compliance standards and capabilities, and integrations with many existing third-party solutions, providing customers with a simple and scalable implementation process. We believe that our integrated offering accelerates the adoption of cloud-based contact center solutions, eliminates data silos, and allows our users to maximize engagement with their customers and create differentiated end user experiences. We believe that we are currently the only company to offer a product that integrates Omnichannel, Contact Center, CRM, WFO and AI capabilities in a single offering.

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Integration:   Our products integrate AI and omnichannel capabilities under one platform, alongside CRM and WFO functionalities, equipping customers with a single platform to support their contact center capabilities while providing consistent platform-wide analysis and reporting.

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Approach to CRM and data:   Our products unify multiple disparate systems that clients already have in place by integrating the existing systems of record, many of the CRMs already within departments, and other often-used communication platforms, in order to present a single view of all customer conversations. Additionally, the platform provides a variety of integration methods, from data exchange methods, APIs, visual integration points through our embedded framework to a Robotic Process Automation library. Moreover, the CRM platform is used for a number of out-of-the-box use-cases, such as delivering customer service and ticketing functionality, lead management workflows and follow-up cadences, and agent guides and knowledge management tools.

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Enterprise-grade architecture:   We offer enterprise-grade compliance, security, and governance capabilities that benefit our customers, many of whom are in highly regulated industries. While our platform is scalable for businesses of all sizes, currently it primarily serves enterprise companies with complex contact center needs, interactions in the millions, and use cases focused on the needs of a modern contact center.
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Attractive financial profile, underpinned by the following qualities:

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Recurring revenue model:   We typically sell our products to customers under one- to three-year subscription contracts that stipulate a minimum amount of monthly usage and associated revenue with the ability for the customer to consume more usage above the minimum contract amount each month. Our subscription revenue is comprised of the minimum usage revenue under contract (which we call “contract revenue”) and amounts billed for usage above the minimum contract value (which we call “excess usage revenue”), both of which are recognized on a monthly basis following deployment to the customer. Excess usage revenue is deemed to be specific to the month in which the usage occurs, since the minimum usage commitments reset at the beginning of each month. For the year ended December 31, 2021, our total revenue was $119.2 million, 98% of which was subscription revenue (including contract revenue and excess usage revenue), with the remainder consisting of professional services and other non-recurring revenue derived from the implementation of our products.

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Attractive unit economics:   We benefit from strong sales efficiency, driven by the productivity of our salesforce and flexible commercial model. This model seeks to meet customers at any stage of their digital transformation by utilizing a “land and expand” strategy that allows us to provide a subset of our full contact center solution to meet a customer’s initial requirements, and then expand that relationship by providing more features and functionality that empowers the customer to continue on their journey to greater digital and AI adoption. For the year ended December 31, 2021, our net revenue retention rate for the last twelve month period (“LTM”) was 105%, and our average net revenue retention rate was 112% over the period 2018 to 2021. We estimate that the average calculated lifetime value of our customers is approximately 7 times the associated cost of acquiring them for the time period from 2018 to 2021.

We intend to build on this foundation and have strategically increased our sales and marketing investment to capture future opportunities, including by increasing the size and reach of our go-to-market organization, expanding our channel and geographic presence, and continuing to build on the efficiency and productivity of our salesforce.
Our Common Stock, Public Warrants and Units are listed on Nasdaq under “LVOX”, “LVOXW” and “LVOXU,” respectively.
Finders Agreement
On January 13, 2021, the Company and the Selling Shareholder entered into the Finders Agreement. Pursuant to the Finders Agreement, in exchange for the Selling Shareholder introducing Crescent Acquisition Corp. to LiveVox, the Company agreed, following the closing of the Business Combination, to provide the Selling Shareholder compensation and registration rights. The Finders Agreement provided that the Selling Shareholder was initially eligible to receive 781,250 shares of Common Stock (the “Initial Milestone”) upon the earlier of (i) one year following the date of the consummation of the Business Combination and (ii) following the closing of the Business Combination (x) at such time when the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing of the Business Combination or (y) subject to certain conditions, upon the completion of a liquidation, merger stock exchange or other similar transaction. Following the achievement of the Initial Milestone, the Company issued 781,250 shares of Common Stock to the Selling Shareholder. Additionally, pursuant to the Finders Agreement, the Selling Shareholder is eligible to receive up to an additional 1,943,750 shares of Common Stock if the price of Common Stock trading on Nasdaq exceeds the following thresholds during the seven-year period following the closing of the Business Combination: 781,250 of such shares will be issued to the Selling Shareholder if the volume weighted average share price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days; another 781,250 of such shares will be issued to the Selling Shareholder if the volume weighted average share price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days; and another 381,250 of such shares will be issued to the Selling Shareholder if the volume weighted average share price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days.
On June 17, 2021, the parties to the Finders Agreement agreed to reduce by 300,000 the number of shares of Common Stock that Company would otherwise issue to the Selling Shareholder if the volume weighted average share price of the Common Stock equals or exceeds $17.50 per share on Nasdaq or any other national securities exchange for 20 of any 30 consecutive trading days during the seven years following the closing of the Business Combination.
Corporate Information
Our principal executive offices are located at 655 Montgomery Street, Suite 1000, San Francisco, California, 94111. Our telephone number at that address is (415) 671-6000. Our website address is www.livevox.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, our website and the information contained on our website are not a part of this prospectus or any applicable prospectus supplement, and you should not rely on any such information in making your decision whether to invest in the securities covered by this prospectus.

The Offering
The following summary of the offering contains basic information about the offering and our Common Stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Common Stock, please refer to the section titled “Description of Securities.”
Issuance of Common Stock
Common Stock Offered by the Selling Shareholder
2,425,000 shares of Common Stock
Use of proceeds
We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholder. See the section titled “Use of Proceeds.”
Nasdaq ticker symbols
Our Common Stock, Public Warrants and Units are listed on Nasdaq under “LVOX”, “LVOXW” and “LVOXU”, respectively.
For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 9 of this prospectus.

RISK FACTORS
Investing in our Common Stock involves risks. Before you make a decision to buy our Common Stock, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this Prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus forms a part to permit the holder of the shares of our Common Stock described in the section entitled “Selling Shareholder” to resell such shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale or other disposition of shares of our Common Stock held by the Selling Shareholder.
The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of these shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SHAREHOLDER
This prospectus relates to the resale by the Selling Shareholder from time to time of 2,425,000 shares of Common Stock that were issued, or are to be issued, to the Selling Shareholder pursuant to the Finders Agreement. The Selling Shareholder may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholder” includes the persons listed in the table below, together with any additional Selling Shareholder listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholder’s interests in the Common Stock, other than through a public sale.
Except as set forth in the footnotes below, the following table sets forth, as of the original filing date of this prospectus, based on written representations from the Selling Shareholder, certain information as of August 18, 2022 regarding the beneficial ownership of our Common Stock by the Selling Shareholder and the shares of Common Stock being offered by the Selling Shareholder. The applicable percentage ownership of Common Stock is based on approximately 99,872,358 shares of Common Stock outstanding as of August 5, 2022. Because the Selling Shareholder may dispose of all, none or some portion of their shares of Common Stock, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by the Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of Common Stock covered by this prospectus will be beneficially owned by the Selling Shareholder and further assumed that the Selling Shareholder will not acquire beneficial ownership of any additional shares of Common Stock during the offering. In addition, the Selling Shareholder may have sold or transferred some or all of the shares of Common Stock indicated below with respect to the Selling Shareholder, and may in the future sell or transfer some or all of the shares of Common Stock indicated below in transactions exempt from the requirements of the Securities Act rather than under this prospectus. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock registered hereby.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholder has sole voting and investment power with respect to all shares of Common Stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholder, the Selling Shareholder is not a broker-dealer or an affiliate of a broker dealer.
Up to 1,643,750 shares of Common Stock issuable upon achievement of certain milestones under the Finders Agreement are included in the table below. These shares of Common Stock have not yet been issued as of the date of this prospectus.
Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Shareholder’s method of distributing these shares.
	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Selling Shareholder	Number	Percentage		Number	Percentage
Neuberger Berman BD LLC(3)	2,425,000	*	2,425,000	—	—

*
Less than 1%

(1)
The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our Common Stock that the Selling Shareholder may offer and sell from time to time under this prospectus.

(2)
We do not know when or in what amounts the Selling Shareholder may offer shares of Common Stock for sale. The Selling Shareholder might not sell any or might sell all of the shares of Common Stock offered by this prospectus. Because the Selling Shareholder may offer all or some of the shares of Common Stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, we cannot estimate the number of the shares of Common Stock that will be held by the Selling Shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of Common Stock issued pursuant to the Finders Agreement will be held by the Selling Shareholder.
(3)
The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consists of 781,250 shares of Common Stock purchased by Neuberger Berman BD LLC acquired under the Finders Agreement. As of the date of this prospectus, Neuberger Berman BD LLC owns 781,250 shares of Common Stock. An additional 1,643,750 shares of Common Stock are issuable upon achievement of certain milestones under the Finders Agreement. The address of Neuberger Berman BD LLC is 1290 Avenue of the Americas, New York, NY 10104.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 2,425,000 shares of Common Stock. We are also registering the resale by the Selling Shareholder of up to 2,425,000 shares of Common Stock.
We are required to pay all fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus. The Selling Shareholder will bear all commissions and discounts, if any, attributable to its sale of shares of Common Stock.
We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholder. The aggregate proceeds to the Selling Shareholder will be the purchase price of the shares of Common Stock less any discounts and commissions borne by the Selling Shareholder.
The shares of Common Stock beneficially owned by the Selling Shareholder covered by this prospectus may be offered and sold from time to time by the Selling Shareholder. The term “Selling Shareholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Shareholder may sell its shares of Common Stock by one or more of, or a combination of, the following methods:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of the Nasdaq;

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through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

In addition, the Selling Shareholder may elect to make a pro rata in-kind distribution of shares of Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of Common Stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares of Common Stock acquired in the distribution.
There can be no assurance that the Selling Shareholder will sell all or any of the shares of Common Stock offered by this prospectus. In addition, the Selling Shareholder may also sell shares of Common Stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares of Common Stock if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Shareholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our shares of Common Stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.
With respect to a particular offering of the shares of Common Stock held by the Selling Shareholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
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the specific shares of Common Stock to be offered and sold;

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the names of the selling shareholders;

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the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

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settlement of short sales entered into after the date of this prospectus;

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the names of any participating agents, broker-dealers or underwriters; and

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any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

In connection with distributions of the shares of Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of Common Stock in the course of hedging the positions they assume with Selling Shareholder. The Selling Shareholder may also sell the shares of Common Stock short and redeliver the shares of Common Stock to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholder may also pledge shares of Common Stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares of Common Stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the shares of Common Stock, any underwriters or agents, as the case may be, involved in the offering of such shares of Common Stock may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of Common Stock. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our shares of Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of our shares of Common Stock, the underwriters or agents, as the case may be, may bid for, and purchase, such shares of Common Stock in the open market. Finally, in any offering of shares of Common Stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such shares of Common Stock in the offering if the syndicate repurchases previously distributed shares of Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Common Stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Shareholder may solicit offers to purchase the shares of Common Stock directly from, and it may sell such shares of Common Stock directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our shares of Common Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of Common Stock.
Our Common Stock, Warrants and Units are listed on Nasdaq under the symbols “LVOX”,”LVOXW” and “LVOXU” respectively.
The Selling Shareholder may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the shares of Common Stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Shareholder pay for solicitation of these contracts.
A Selling Shareholder may enter into derivative transactions with third parties, or sell shares of Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Common Stock pledged by the Selling Shareholder or borrowed from the Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of Common Stock received from the Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Shareholder may otherwise loan or pledge shares of Common Stock to a financial institution or other third party that in turn may sell the shares of Common Stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our shares of Common Stock or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any broker-dealer or agent regarding the sale of the shares of Common Stock by the Selling Shareholder. Upon our notification by a Selling Shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares of Common Stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares of Common Stock covered by this prospectus, the Selling Shareholder and any underwriters, broker-dealers or agents who execute sales for the Selling Shareholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those shares of Common Stock may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Shareholder, or perform services for us or the Selling Shareholder, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Shareholder and any other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Common Stock by, the Selling Shareholder or any other person, which limitations may affect the marketability of the shares of the shares of Common Stock.
We will make copies of this prospectus available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholder may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Overview
The following is a general summary of certain U.S. federal income tax consequences to non-U.S. holders, as defined below, with respect to their ownership and disposition of shares of our Common Stock. This summary deals only with shares of our Common Stock that are purchased by a non-U.S. holder in this offering and that will be held by such non-U.S. holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”) (generally, property held for investment).
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our Common Stock that, for U.S. federal income tax purposes, is not any of the following:
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an individual who is a citizen or resident of the United States;

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an entity treated as a corporation created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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any entity or arrangement treated as a partnership;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership and certain determinations made at the partner level. If you are a partner of a partnership considering an investment in shares of our Common Stock, you should consult your tax advisors.
This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations described in this summary.
This summary does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax or the unearned income Medicare contribution tax) and does not address any aspects of other U.S. federal taxes (such as gift or estate taxes) or state, local or non-U.S. taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or an entity subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who holds or disposes of our Warrants, a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment).
We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our Common Stock that differ from those discussed below.
The discussion below assumes that no item of income or gain in respect of shares of our Common Stock at any time will be effectively connected with a U.S. trade or business conducted by a non-U.S. holder. If you are a non-U.S. holder conducting a U.S. trade or business and your income or gain in respect of shares of our Common Stock is effectively connected with such U.S. trade or business, you should consult your tax advisor regarding the U.S. federal income tax (including branch profits tax) consequences resulting from your investment in shares of our Common Stock.
This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the ownership and disposition of shares of our Common Stock. If you are considering the purchase of shares of our Common Stock, you should consult your tax advisors concerning the particular U.S. federal income consequences to you of the ownership and disposition of shares of our Common Stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.
Distributions on our Common Stock
As described in the section entitled “Dividend,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash on shares of our Common Stock, in general such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our Common Stock (determined on a share by share basis), but not below zero, and thereafter will be treated as gain from the sale of stock (the treatment of which is discussed below under “— Gain on Disposition of Shares of our Common Stock”). Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding (as defined below).
Dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate of the gross amount of the dividends, or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.
A non-U.S. holder of shares of our Common Stock who wishes to claim the benefit of an applicable treaty rate (and reduce or avoid backup withholding, as discussed below) for dividends generally will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits, or (b) if shares of our Common Stock are held through certain non-U.S. intermediaries (including certain non-U.S. partnerships), to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to the non-U.S. holder of any dividends, and may be required to be updated periodically. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Shares of our Common Stock
Subject to the discussions below of backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our Common Stock generally will not be subject to United States federal income tax, unless:
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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

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our Common Stock constitutes a U.S. real property interest because we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Common Stock (the “applicable period”).

We will be a USRPHC if at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our Common Stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding Common Stock at some time during the applicable period, but there can be no assurance that our Common Stock will be treated as regularly traded on an established securities market. You should consult your tax advisor about the consequences that could result if we are, or become, a USRPHC.
Information Reporting and Backup Withholding
The gross amount of dividends paid to each non-U.S. holder, and the tax withheld, if any, with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.
A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder on our Common Stock unless such holder certifies under penalty of perjury (generally on an applicable IRS Form W-8) that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a “United States person”), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a “United States person”), or such holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act Withholding
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, FATCA may impose a withholding tax of 30% on dividend income from our Common Stock and, subject to the proposed Treasury regulations discussed below, on the gross proceeds of a sale or other disposition of our Common Stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.
Under the applicable U.S. Treasury regulations, withholding under FATCA generally applies to payments of dividends on shares of our Common Stock. U.S. Treasury regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our Common Stock, and may be relied upon by taxpayers until final regulations are issued. Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA on their investment in our Common Stock.
THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

DESCRIPTION OF SECURITIES
The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Company’s securities.
Authorized and Outstanding Stock
The Second Amended and Restated Certificate of Incorporation authorizes the issuance of: (a) 500,000,000 shares of Common Stock and (b) 25,000,000 shares of preferred stock, par value $0.0001 per share.
As of August 25, 2022, there were 99,884,839 shares of Common Stock outstanding held of record by approximately 27 holders, no shares of preferred stock outstanding, and warrants to purchase 13,333,328 shares of Common Stock outstanding held of record by approximately 14 warrant holders. Such numbers of record holders do not include DTC participants or beneficial owners holding shares through nominee names.
Class A Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled, or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Second Amended and Restated Certificate of Incorporation.
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled, or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Second Amended and Restated Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under the Second Amended and Restated Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor, and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights
Under the Second Amended and Restated Certificate of Incorporation, our stockholders have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
Under the terms of the Second Amended and Restated Certificate of Incorporation, the term of the Class I directors in place at such time will expire at the 2022 annual meeting of the stockholders of the Company; the term of the Class II directors in place at such time will expire at the 2023 annual meeting of the stockholders of the Company; and the term of the Class III directors in place at such time will expire at the 2024 annual meeting of the stockholders of the Company.
Under the Second Amended and Restated Certificate of Incorporation, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Common Stock.
Preferred Stock
Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Following the Business Combination, there were 13,333,328 warrants to purchase Common Stock outstanding, consisting of 12,499,995 Public Warrants and 833,333 Forward Purchase Warrants. Each Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of an initial business combination. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant’s exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Common Stock underlying such Unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Warrants become exercisable, we may call the Warrants for redemption:
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in whole and not in part;

•
at a price of $0.01 per Warrant;

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upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•
if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last criterion of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value (defined below) by (y) the fair market value. The fair market value shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s Second Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete a business combination within 24 months from the closing of the IPO, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis of and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s Second Amended and Restated Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.
Forward Purchase Warrants
The Forward Purchase Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the SPAC Sponsor or its permitted transferees. The Forward Purchase Warrants (including the shares of Class A Stock issuable upon exercise of the Forward Purchase Warrants) are not be transferable, assignable or salable until 30 days after the completion of the Business Combination. Otherwise, the Forward Purchase Warrants have terms and provisions that are identical to those of the Public Warrants. If the Forward Purchase Warrants are held by holders other than the SPAC Sponsor or its permitted transferees, the Forward Purchase Warrants are redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Forward Purchase Warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering their Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.
Dividends
We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and our general financial condition. The payment of any cash dividends will be within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Transfer Agent and Warrant Agent
The Transfer Agent for our Common Stock and Warrant Agent for our Warrants is Broadridge Issuer Corporate Solutions, Inc. We have agreed to indemnify Broadridge Issuer Corporate Solutions, Inc. in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
Provisions of the DGCL and the Second Amended and Restated Certificate of Incorporation could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Common Stock.

Our Second Amended and Restated Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:
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There is no cumulative voting with respect to the election of directors.

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Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

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Directors may only be removed from the Board for cause.

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There is a prohibition on stockholders calling a special meeting and a requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

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Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Second Amended and Restated Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Second Amended and Restated Certificate of Incorporation), at any point in time at which our Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Second Amended and Restated Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:
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prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Forum Selection Clause
Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or employee of the Company to the Company or its stockholders, (3) action asserting a claim pursuant to any provision of the DGCL or the Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (4) action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, our Second Amended and Restated Certificate of Incorporation provides that the provision described in the preceding paragraph shall not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Second Amended and Restated Certificate of Incorporation further provides the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our decision to adopt a federal forum provision for suits arising under federal securities laws in our Second Amended and Restated Certificate of Incorporation followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. However, such provision may not be enforceable under Section 22 of the Securities Act, and it may be possible for the Company to be sued in applicable state and local courts notwithstanding such provision.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Securities Act Restrictions on Resale of Securities
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, we expect Rule 144 to be available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

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the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of August 25, 2022, we had 99,884,839 shares of Class A Common Stock outstanding. Of these, 24,987,762 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of our Class A Common Stock owned by the SPAC Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of our Class A Common Stock we issued to the PIPE Investors pursuant to the PIPE Subscription Agreements are restricted securities for purposes of Rule 144.
As of August 25, 2022, we had warrants to purchase an aggregate of 13,333,328 shares of Class A Common Stock outstanding, consisting of: (a) the outstanding Public Warrants (warrants to purchase an aggregate of 12,499,995 shares of Class A common) and (b) the Forward Purchase Warrants (warrants to purchase an aggregate of 833,333 shares of Class A Common Stock). Each whole warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the applicable warrant agreement governing such warrants. The Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.
Registration Rights
The Company entered into the Amended and Restated Registration Rights Agreement with the SPAC Sponsor and certain other stockholders of the Company, including the LiveVox Stockholder. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any outstanding share of Common Stock or any other equity security of the Company held by a signatory thereto (besides the Company) as of the date of the Amended and Restated Registration Rights Agreement or thereafter acquired by a such holder and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock held by such holder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.
The Amended and Restated Registration Rights Agreement provides that the Company will, as soon as practicable, but in any event within 30 days after the consummation of the Business Combination, file with the SEC a shelf registration statement. Such shelf registration statement shall register the resale of all securities registrable pursuant to the Amended and Restated Registration Rights Agreement held by the signatories thereto (besides the Company) from time to time, and the Company will use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the initial filing deadline. A majority of the signatories to the Amended and Restated Registration Rights Agreement associated with the SPAC Sponsor, as a group and the LiveVox Stockholder are each entitled to demand that the Company register shares of Common Stock held by such parties. The signatories affiliated with the SPAC Sponsor are entitled to make up to three such demands and the LiveVox Stockholder is entitled to make unlimited demands. In addition, the Amended and Restated Registration Rights Agreement provides certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the terms of the Amended and Restated Registration Rights Agreement. The Company and the other signatories to the Amended and Restated Registration Rights Agreement will provide customary indemnification in connection with offerings of Common Stock effected pursuant to the terms of the Amended and Restated Registration Rights Agreement.
In the Amended and Restated Registration Rights Agreement, the LiveVox Stockholder also agreed to be bound by certain restrictions on the transfer of its Common Stock acquired pursuant to the Merger Agreement. Such Common Stock cannot be transferred, assigned or sold until the earlier to occur of: (A) 180 days after the completion of the Business Combination or (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Listing of Securities
Our Common Stock, Units and Public Warrants are listed on Nasdaq under the symbols “LVOX,” “LVOXU” and “LVOXW,” respectively.

LEGAL MATTERS
The validity of the shares of our Common Stock and warrants offered by this prospectus has been passed upon by Kirkland & Ellis LLP.
EXPERTS
The consolidated financial statements of LiveVox Holdings, Inc. appearing in LiveVox Holdings, Inc’s. Annual Report (Form 10-K) for the year ended December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website at http://www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and on our website at http://www.livevox.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

2,425,000 Shares of Class A Common Stock

PROSPECTUS

September 2, 2022
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.